Exhibit 10.4

EXPENSE LIMITATION AND REIMBURSEMENT AGREEMENT

This Expense Limitation and Reimbursement Agreement (the “Agreement”) is made as of [•], 2026 (the “Agreement Date”).and effective as of the date hereof, by and among SLR Secured Specialty Lending Fund, a Delaware statutory trust (the “Fund”), and SLR Secured Lending Partners, LLC, a Delaware limited liability company (the “Investment Adviser”).

WHEREAS, the Fund is a non-diversified, closed-end management investment company that intends to elect to be regulated as a business development company under the Investment Company Act of 1940, as amended (the “Investment Company Act”);

WHEREAS, the Fund has retained the Investment Adviser to furnish investment advisory services to the Fund on the terms and conditions set forth in the investment advisory management agreement, dated [•], 2026, entered into between the Fund and the Investment Adviser, as may be amended or restated (the “Investment Advisory Agreement”); and

WHEREAS, the Fund and the Investment Adviser have determined that it is appropriate and in the best interests of the Fund that the Investment Adviser reimburse the Fund for a portion of the Fund’s costs and expenses to the effect that such expenses do not exceed an annual rate of 1.00% of the Fund’s net asset value.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.

Expense Limitation. For the period from the Agreement Date and through and including [●], [●] (the “Limitation Period”), subject to the terms hereof, the Investment Adviser agrees that, except as provided in Section 2 below, it will reimburse expenses of the Fund so that certain of the Fund’s expenses (“Specified Expenses”) will not exceed an annual rate of 1.00% of the Fund’s net assets (the “Expense Limitation”). The Expense Limitation will be calculated based on the average quarterly net assets based on the two most recently completed calendar quarters. For purposes of this Agreement, net assets will be determined in a manner consistent with the Fund’s Registration Statement on Form 10. Reimbursements shall be paid, quarterly in arrears, by the Investment Adviser to the Fund in any combination of cash or other immediately available funds and/or offset against amounts due from the Fund to the Investment Adviser or its affiliates at the request of the Fund. All reimbursement payments hereunder shall be deemed to relate to the earliest unreimbursed payments made by the Investment Adviser to the Fund within three years prior to the last business day of the fiscal quarter in which such reimbursement payment obligation is accrued.

2.

Specified Expenses. Specified Expenses mean the Fund’s costs and expenses other than: (i) the Base Management Fee (as defined in the Investment Advisory Agreement), (ii) Incentive Fee (as defined in the Investment Advisory Agreement), (iii) brokerage costs, (iv) dividend/interest payments (including any dividend payments, interest expenses, commitment fees, or other expenses related to any leverage incurred by the Fund), (v) taxes, (vi) extraordinary expenses (as determined in the sole discretion of the Investment Adviser), and (vii) the indirect costs of investing in other investment companies including private funds that rely on Section 3(c)(1) or 3(c)(7) of the Investment Company Act (to the extent applicable).

3.

Term. This Agreement will remain in effect throughout the Limitation Period. This Agreement may be renewed by the mutual agreement of the Investment Adviser and the Fund for successive terms. Unless so renewed, this Agreement will terminate automatically at the end of the Limitation Period. This Agreement will also terminate automatically upon the termination of the Investment Advisory Agreement unless a new investment advisory agreement with the Investment Adviser (or with an affiliate under common control with the Investment Adviser) becomes effective upon such termination.

4.

Excess Expenses. In consideration of the Investment Adviser’s agreement as provided herein, the Fund agrees to repay the amount reimbursed by the Investment Adviser in accordance with Section 1 above, when and if requested by the Investment Adviser, as promptly as possible, on a quarterly basis, but only if and to the extent that such reimbursement does not cause the Fund’s Specified Expenses plus recoupment to exceed an annual rate of 1.00% of the value of the Fund’s net assets (or, if a lower expense limit is in effect, such lower limit) within the 36-month period after the Investment Adviser bears the expense (“Excess Expenses”). Any payment by the Investment Adviser to the Fund pursuant to the foregoing sentence shall be subject to later reimbursement by the Fund in accordance with this Section 4. The obligations under this Section 4 shall survive termination of this Agreement.

5.

Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements between the parties hereto relating to the matters contained herein and may not be modified, waived or terminated orally and may only be amended by an agreement in writing signed by the parties hereto.

6.

Construction and Forum. This Agreement shall be governed by the laws of the State of New York, without regard to its conflicts of law principles. Each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court.

7.

Counterparts. This Agreement may be executed in any number of separate counterparts, each of which shall be deemed an original, but the several counterparts shall together constitute but one and the same agreement of the parties hereto.

8.

Severability. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

SLR SECURED SPECIALTY LENDING FUND

By:
Name:
Title:

SLR SECURED LENDING PARTNERS, LLC

By:
Name:
Title:

[Signature Page to Expense Limitation and Reimbursement Agreement]